Exhibit 10.9
                                     Agreement to Fund, dated November 26, 2004.



                                AGREEMENT TO FUND


     THIS AGREEMENT TO FUND ("Agreement") is made and entered into as of November 26, 2004 by and between GDBA INVESTMENTS, LLLP a Colorado limited liability limited partnership ("Lender"), and ACROSS AMERICA REAL ESTATE DEVELOPMENT CORP., a Colorado corporation ("Borrower").

                                R E C I T A L S:

     A. Borrower intends to acquire vacant properties to construct buildings for sale to third-party purchasers ("TPPs").

     B. Borrower has requested from Lender capital to finance Borrower's acquisition of the vacant properties and construction of store buildings and landscaping ("Improvements") for real estate projects where a tenant has signed a long term lease for use of the property ("Project").

     C. Lender shall commit to funding Borrower's Projects for three years from the date of the Agreement and Borrower shall acquire the vacant properties ("Acquisition Property or Acquisition Properties") and construct the Improvements in accordance with the approved Project plan.

     D. Lender and Borrower may have entered into other funding agreements, including, without limitation, an Agreement to Fund dated as of June 5, 2003 (collectively, "Prior Funding Agreements"), and the parties hereto wish to terminate all Prior Funding Agreements.

     NOW, THEREFORE, the parties hereto agree as follows, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

                                    ARTICLE 1
                                      LOAN
                                      ----

1.1 Loan. By and subject to the terms and conditions contained in this Agreement, Lender hereby agrees to lend Borrower up to the maximum principal sum of $7,000,000.00 ("Principal Sum"). The amounts disbursed to Borrower shall be used to finance Borrower's completion of the Projects. The total amount disbursed by Lender to Borrower for each Project shall each constitute a separate loan ("Project Loan"). Once a Project Loan is repaid, Borrower may reborrow the funds for new projects. The proceeds of each Project Loan will be used by Borrower to complete the Project for sale to the TPPs.

1.2 Term. The term of this Agreement is for a period of three years, ending on November 26, 2007.


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1.3 Funding of Project Loans.

     a. Request for Funding. When Borrower has an executed contract to purchase Acquisition Property and a corresponding Purchase Contract, Borrower shall give Lender a written notice ("Preliminary Notice for Funding") which shall state the estimated loan amount, the date of closing, and shall be accompanied by the contract for the Acquisition Property, the Purchase Contract, and such additional documents and information relating to the proposed funding. Within five (5) business days after Lender's receipt of the Preliminary Notice for Funding, Lender will confirm in writing ("Commitment Letter") to Borrower the details of the Project Loan including the loan amount and the rate of interest calculated at the then current market rate as determined by Lender. Borrower will have five (5) business days after receipt of the Commitment Letter to either accept or reject the proposed Project Loan. For each Project Loan rejected by Borrower, Lender will have a right of first refusal as explained in
Section 4.2 below.

     b. Funding of Loan Proceeds. Subject to the terms and conditions of this Agreement, Lender shall make available to Borrower the proceeds of each Project Loan on the closing date for the Acquisition Property. Lender shall disburse such requested funds into Borrower's account with a federally insured bank selected by Borrower and approved by Lender, in Lender's sole discretion.

1.4 Loan Documents. All Project Loans shall be full-recourse obligations secured by the Borrower and by a lien upon the Projects. Borrower shall deliver to Lender for each Project Loan, concurrently with the closing of each Acquisition Property, the following documents and such other documents as Lender may require ("Loan Documents"), properly executed and in recordable form (if applicable) as follows:

     1. Promissory Note secured by Deed of Trust of even date herewith in the original amount of the Project Loan;
     2. Deed of Trust (strict due-on-sale) with Assignment of Rents of even date executed by Borrower in favor of Lender as Beneficiary;
     3.   Settlement Statement;
     4.   Subordination and non-disclosure agreement; and
     5.   Such other documents as Lender may require.

1.5 Interest. Interest shall accrue on each of the Project Loans at the then current market rates as set forth in the Commitment Letter for each respective Project Loan. Borrower shall pay all Project Loans in the amounts and times provided for in the Commitment Letter and in the corresponding promissory notes executed in conjunction with each Project Loan.

1.6 Payments Relating to Purchase Contracts. The maturity date for each Project Loan shall coincide with the date of closing under the related Project plan. Amounts that are repaid under each Project Loan shall not thereafter be available for borrowing again at a later time. However, such payment under the Project Loans shall not reduce the Principal Sum available to Borrower. Following the closing of Borrower's purchase of the Acquisition Property, Borrower shall use the remainder of the loan proceeds from each Project Loan to complete construction of the Improvements as provided for in the Purchase Contract related to that Project Loan.



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1.7 Full Repayment and Release. Upon receipt of all amounts owing and outstanding on each Project Loan, Lender shall issue a full release of the secured property from the lien of the deed of trust and any other Loan Documents; provided, however, that at the time of and with respect to such release, Borrower shall pay to Lender an amount equal to all escrow, closing and recording costs, the costs of preparing and delivering such release and any sums then due and payable under the Project Loan.

1.8 Authorization. Borrower shall act under this Agreement and the other Project Loans only through such authorized representatives as Borrower shall designate to Lender in writing from time to time. Borrower hereby designates Alexander V. Lagerborg as Borrower's authorized representative for purposes of this Agreement and the other Project Loans, and such person shall continue as Borrower's authorized representative until such time as Borrower shall duly authorize other or additional persons to act on behalf of Borrower.

1.9 Borrower Financial Statements. from and after the date Lender funds the first Project Loan, Borrower shall deliver to Lender quarterly financial statements for Borrower within 45 days after the end of each quarter, or at such other times as agreed in writing by Lender.

                                    ARTICLE 2
                              Conditions to Funding
                              ---------------------

2.1 General Conditions. Lender's obligation to make the disbursement for each Project Loan is subject to the satisfaction of each of the following conditions precedent on or before the date funding is to occur:

     a. Loan Documents. Borrower shall have executed and acknowledged, if appropriate, and delivered to Lender the Loan Documents as provided in Section
1.3 herein, in form and substance acceptable to Lender and any other documents to be executed or delivered by or on behalf of Borrower pursuant to this Agreement or as Lender shall otherwise reasonably require.

     b. Property Documents. Lender may request any of the following documents with respect to each property which may serve as collateral for the Project Loan, in form and substance acceptable to Lender:

          i. Any copies of easements, covenants and restrictions affecting the property to be recorded by Borrower at or prior to the closing date;
          ii. A current, binding commitment from the title company to issue the title policy in the amount of the Project Loan, insuring Lender that the Deed of Trust constitutes a valid first priority lien upon that property, subject only to such title exceptions as Lender shall approve in its sole discretion, which such endorsements as Lender shall reasonably require and otherwise in such form and substance as shall be acceptable to Lender;
          iii. A Phase I Environmental audit report addressed to Lender and, if reasonably deemed necessary or appropriate by Lender based on its review of the Phase I, a Phase II Environmental report prepared by a registered engineer approved by Lender;
          iv. A current ALTA Survey of the property, prepared by a land surveyor registered under the laws of the subject state, certified in favor of Lender, and otherwise in a form reasonably acceptable to Lender;
          v. True, correct and complete copies of a soils/geotechnical report for the property prepared by an engineer and copies of all agreements which are material to the Project;
          vi. Evidence that sufficient utilities are or will be available for construction of the Improvements and the operation of the Improvements for their intended purposes;
          vii. Appropriate written evidence that the property is and upon construction of the Improvements will be in full compliance with all zoning, subdivision, land use and other laws, statutes, ordinances, codes and governmental rules and regulations;
          viii. Preliminary drawings and specifications for the Improvements in form and substance satisfactory to Lender;

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          ix.  Lease between tenant and Borrower for specific funded project,
               and
          ix. Such other documents with respect to the property as are required pursuant to this Agreement or as Lender shall otherwise reasonably require.

     c. Material Adverse Changes. No change in Borrower, the secured properties or any other collateral, as determined by Lender in its sole discretion, shall have occurred which would have a material adverse effect on the value of the properties or any other collateral or Lender's right or ability to receive payment in full of all amounts payable by Borrower to Lender under this Agreement or any of the Project Loans;

     d. No Event of Default. On the closing day of the Project Loan, no event of default shall exist under this Agreement or any of the Loan Documents executed in conjunction with previous Project Loans;

     e. Consents and Project Approval. All licenses, permits, consents and approval of governmental authorities necessary to enable Borrower to proceed forward with the Projects shall have been obtained;

     f. Budget. Lender shall have reviewed and approved a detailed preliminary construction budget prepared by Borrower for the Project and Borrower's proposed sources and uses of the loan proceeds, sufficient for Lender to confirm that the loan proceeds shall be sufficient to pay all costs of completing each Project;

     g. Insurance. Evidence, including such certificates of insurance and binders as Lender shall require, that builder's risk, contractor's liability and workman's compensation satisfactory to Lender for each Project and issued by insurance companies acceptable to Lender has been obtained, with loss payable endorsement in form and substance satisfactory to Lender naming Lender as loss payee with respect to property and casualty insurance as its interest may appear;

     h. Borrower Officer/Employee Compensation. No officer or employee of Borrower shall receive cash and other compensation valued at more than $400,000 per year;

     i. Borrower Earnings. Borrower must have positive earnings before interest, taxes, depreciation and amortization on a year to date basis, measured quarterly, beginning in the third quarter of 2005 and then for the term of the applicable Project Loan;

     j. Regulatory Compliance. Borrower and the Project shall be in compliance with all rules, regulations, laws and ordinances of all local, state and federal governmental authorities which have jurisdiction over Borrower and/or the Property, including, without limitation, all rules and regulations of the Securities Exchange Commission.

                                   ARTICLE III
                                  Construction
                                  ------------

3.1 Construction and Completion. Borrower shall construct the Improvements for each individual Project in accordance with the construction schedule therefore approved by Lender.

3.2 Force Majeure. The time within which construction of the Improvements for each Project must be commenced and completed shall be extended for a period of time equal to the period of any delay effecting construction which is caused by any action or inaction which is beyond the reasonable control of Borrower; provided, however that Borrower shall furnish Lender with written notice satisfactory to Lender evidencing any such delay within five (5) days following the occurrence of any such delay. In no event shall the time for completion of the Improvements for any Project be extended for more than an additional thirty
(30) days beyond the completion date applicable thereto.


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3.3. Liens and Disbursement Claims. If a mechanic's lien or claim of lien is recorded which effects the Project or a claim for disbursement is served upon Lender, Borrower shall, within thirty (30) days following such recording of service or within five (5) days of Lender's demand whichever occurs first: (a) pay and discharge the mechanic's lien or claim of lien or claim for disbursement; (b) effect the release thereof by recording or delivering to Lender a surety bond in sufficient form and amount; or (c) provide Lender with other insurances which Lender deems, in its sole discretion, to be satisfactory for the payment of such mechanic's lien or claim of lien or claim for disbursement and for the full and continuous protection of Lender from the effect of such lien or claim for disbursement.

3.4 Construction Responsibilities. Borrower shall construct the Improvements in a good and workmanlike matter according to the drawings and specification and the recommendations of any soils or engineering report approved by Lender and free of any mechanic's lien or claims of liens for each Project. Borrower shall comply with all applicable laws, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Project. Borrower shall be solely responsible for all aspects of Borrower's business and contacts in connection with the Projects including, without limitation, for the quality and suitability of the drawings and specification and their compliance with all governmental requirements, the supervision of the work of construction, and the accuracy of all applications for payment and the proper application of all disbursements. Lender is not obligated to supervise, inspect, or inform Borrower or any third party of any aspect of the Projects or any other matter referred to above.

                                   ARTICLE IV
                         Additional Sources of Funding
                         -----------------------------

4.1 Additional Capital. Lender will, if necessary, assist Borrower with obtaining additional capital over and above the Principal Sum, up to an additional maximum amount of eighteen million dollars ($18,000,000) with an institutional lender of construction financing by co-signing with Borrower. Lender will assist with this additional financing over the three years after the date of this Agreement to fund Projects, provided Borrower has first depleted all of the Principal Sum available under this Agreement.

4.2. Other Sources of Funding. Borrower is free to obtain funding for its Projects from other sources besides Lender, so long as such funding sources are financial institutions. However, Lender shall have the right to match the loan commitment terms of such other lending institutions by having a right of first refusal to make such Project Loan. If Borrower obtains a commitment for a loan from any other lender, Borrower must give Lender notice of such commitment and all of the terms of such proposed loan ("Notice of Alternative Funding"). Lender shall then have fifteen (15) business days after receipt of such Notice of Alternative Funding to match the amount of such funding as well as the terms for such proposed loan. If Lender commits to making such loan on the same terms as the alternative source of funding, Borrower agrees to make that Project Loan with Lender. If Lender fails to commit to making such loan within the 15 business day period, Borrower may proceed to make the loan with the financial institution. This right of first refusal must be offered to Lender each time Borrower has a commitment from any institutional lender for any Project.

                                    ARTICLE V
                               Purchase Agreements
                               -------------------

5.1 Purchase Contracts. Borrower shall timely perform and comply with all covenants, agreements, obligations and restrictions imposed upon Borrower under the Purchase Contract and shall not do or permit to be done anything to impair Borrower's rights and interests thereunder, or to cause any Purchase Contract to be terminated prior to the date of Borrower's receipt of the entire purchase price and other amounts payable by Purchaser under such Purchase Contract. Borrower shall give Lender prompt notice of any default, breach or non-compliance by Borrower or any other party under any Purchase Contract. Borrower shall not amend, modify, terminate or release any right or obligation under any Purchase Contract, shall not consent or approve any matter under Purchase Contract for which Borrower's consent or approval is required and shall not assign, transfer, convey, mortgage, pledge, hypothecate or convey any interest in Borrower's rights and interest under any Purchase Contract without Lender's prior written consent.

                                   ARTICLE VI
                              Default and Remedies
                              --------------------

6.1 Events of Default. The occurrence of any one or more of the following, whatever the reason therefore, shall constitute an event of default hereunder:

     a. Payment. Borrower shall fail to pay any accrued interest on any other notes within five (5) days following the date when due and payable; or any portion of the principal amount of a note, or any amount payable by Borrower under this Agreement or the other Loan Documents, when and as the same shall become due and payable;

     b. Other Covenants. Borrower shall fail to perform any other covenant, agreement or obligation to be performed by Borrower under this Agreement or any of the other Loan Documents for each Project Loan and such failure shall continue for more than thirty (30) days after written notice thereof is given to Borrower by Lender; provided, however, that if such failure to perform is not reasonably capable of cure within such 30-day period, such failure to perform shall not constitute an event of default, provided that Borrower commences to cure such failure to perform within such 30-day period and thereafter diligently prosecutes such cure to completion within an additional sixty (60) days.

     c. Construction Use. If there is any material deviation in the work or the construction from the drawings or specification or governmental requirements or in the appearance or use of defective workmanship or materials in constructing the Improvements for any Project, and Borrower fails to remedy the same to Lender's reasonable satisfaction within thirty (30) days following Lender's demand to do so.

     d. Liens, Attachments, Condemnation. The recording of any mechanic's lien or claim of lien against any of the Projects and the continuance of such lien or claim of lien for sixty (60) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Lender or the condemnation, seizure, or appropriation of or the occurrence of a material uninsured casualty with respect thereto or any material portion of the Projects.

     e. Dissolution. Borrower has terminated, dissolved or liquidated; or all or substantially all of the assets of Borrower are sold or otherwise transferred without Lender's written consent;

     f. Insolvency. Borrower is the subject of an order for relief by any bankruptcy court, or is unable and admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for Borrower.

     g. Material Adverse Change. There shall occur a change in the financial condition of Borrower as of the date of this Agreement, and such change will have an adverse effect upon the right or ability of Lender to receive payment in full or all amounts payable by Borrower to Lender under this Agreement or any of Project Loans, and Borrower shall fail to present evidence satisfactory to Lender that such condition has been remedied within thirty (30) days after written notice by Lender to Borrower.

     h. Loss of Priority. The failure at any time of any of the deeds of trust to be valid first priority liens upon the applicable secured properties or any portion thereof under any Project Loan, other than as a result of the release of the deeds of trust pursuant to this Agreement.

     i. Other Default. The occurrence of any other event, circumstance of other condition that constitutes a default, or event of default under any of the Project Loans; or the occurrence of any monetary default or event of default or any other non-monetary default resulting in acceleration with respect to the indebtedness or obligations of Borrower.

6.2 Remedies Upon Default. Upon the occurrence of any event of default, Lender may, at its option, do any or all of the following:

     a. Acceleration. Declare all amounts owing under any or all of the Project Loans, this Agreement, and the other Loan Documents, together with interest thereon, to be immediately due and payable, regardless of any other specified maturity date, without notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor or other notices and demands of any kind or character, and without the necessity of prior recourse to any security;

     b. Termination. Terminate Lender's obligations under the Agreement and all rights of Borrower's and obligations of Lender under the Loan Documents for each Project Loan;

     c. Disbursement to Third Parties. Upon the occurrence of event of default occasioned by Borrower's failure to pay money to a third party as required by this Agreement, Lender may, but shall not be obligated to, make such payments from Project Loan proceeds; and

     d. Other Remedies. Exercise any and all of Lender's other rights and remedies under the Loan Documents for each or all of the Project Loans, including, but not limited to, the right to take possession of and foreclose on any security or deeds of trust and exercise any other rights with respect to any security, whether under the Loan Documents or any other agreement or as provided by applicable laws, all in such order and such manner as Lender in its sole discretion may determine.

6.3 Cumulative Remedies. No Waiver. All remedies of Lender provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in this Agreement, other Loan Documents or provided by applicable laws from time to time. The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of any event of default hereunder, or under any of the Loan Documents, nor invalidate any notice of default or any act pursuant to such notice, nor prejudice Lender in the exercise of any rights hereunder or under the other Loan Documents. Any waiver of any breach, of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant term or condition.


                                   ARTICLE VII
                                  Miscellaneous
                                  -------------

7.1 Non-liability of Lender. The relationship of Borrower and Lender under the Project Loans and related Loan Documents is and shall at all times remain solely that of Borrower and Lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower to any other person with respect to the Projects and notwithstanding any other provision of the Loan Documents; (1) Lender is not and shall not be construed as a partner, joint venturer, alter-ego, manager or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume such status; and (2) Lender does not intend to ever assume any responsibility to any person for the quality, stability, safety or condition of the Projects; and (3) Lender shall not be deemed responsible for or as a participant in any acts, omissions or decisions of the Borrower.

7.2 No Third Party Beneficiaries. This Agreement is made for the purpose of setting forth certain rights and obligations of Borrower and Lender in connection with the Project Loans. It is made for the sole protection of Borrower and Lender, and Lender's successor and assigns. No other person shall have any rights of any nature hereunder or by reason hereof.

7.3 Indemnity. Borrower hereby agrees to indemnify, defend and hold Lender and its directors, officers, agents and employees harmless from, any and all liabilities and costs which Lender or any other person may suffer or incur as a direct or indirect consequence of Lender's making of the Project Loans. Borrower's duty to defend and indemnify Lender shall survive the release and cancellation of all the notes and the deeds of trust executed in conjunction with the Project Loans.

7.4 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not delegate or assign any of its duties under this Agreement or any of the other Loan Documents of the Loan Projects without the prior written consent of Lender. Borrower recognizes that this Agreement does not provide for an ordinary loan and that Lender would not make the Loan except in reliance upon Borrower's expertise and reputation, Lender's knowledge and ownership interest in Borrower, and Lender's understanding that this Agreement is more in the nature of an agreement involving personal services than in a standard loan where Lender would rely on security which already exists.

7.5 Tax Service. Lender is authorized to secure, at Borrower's expense, a tax service contract which shall provide tax information on the Projects to Lender for the term of each applicable Project Loan.

7.6. Notices. All notices and other communications provided for hereunder and under any other Loan Documents must be in writing and must be personally delivered, mailed by U.S. Certified Mail, Return Receipt Requested, postage pre-paid, sent by a nationally recognized private courier service or transmitted by telecopier (provided that a copy is concurrently deposited for delivery via U.S. Mail), delivered or addressed to the appropriate party at the respective address set forth below:

If to Borrower: Across America Real Estate Development Corp.
                c/o Alexander V. Lagerborg
                1440 Blake Street, Suite 330
                Denver CO, 80202
                Telephone: (303) 468-3974
                Facsimile:  (720) 932-9397



If to Lender:   GDBA INVESTMENTS, LLLP
                Brian Klemsz, Manager
                GDBA Investments, Inc.
                1440 Blake Street, Unit 310, Office 1
                Denver CO, 80202
                Telephone: (720) 932-9395
                Facsimile:  (720) 932-9397

Any party may change its address by giving written notice to the other party in accordance with this Section.

7.7 Governing Law. This Agreement and the other Loan Documents of each Project Loan shall be governed by, construed and enforced in accordance with the laws of the State of Colorado.

7.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperable, unenforceable or invalid shall be inoperable, unenforceable or invalid without effecting the remaining provisions, and to this end, the provisions of all Loan Documents are declared to be severable.

7.9 Construction of Agreement. Both Borrower and Lender have cooperated in drafting and negotiating this Agreement, and any ambiguities contained herein shall not be construed against either party.

7.10 Impounding of Advances. Unless Lender is provided with indemnification or other insurance satisfactory to Lender (in Lender's sole discretion), Lender may impound such advances under any of the Project Loans as may be required to enable Lender to comply with the provisions of Colorado Revised Statute Section 38-22-126, as amended.

7.11 Prior Funding Agreements. All prior Funding Agreements between the parties are hereby terminated.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.


BORROWER:                                  LENDER:

ACROSS AMERICA REAL ESTATE                 GDBA  INVESTMENTS, LLLP, a Colorado
DEVELOPMENT CORP., a Colorado              limited liability limited partnership
corporation

By:           signed                       By:       Signed
   ---------------------------------           -----------------
   Alexander V. Lagerborg, President           G. Brent Backman,







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